EXHIBIT 99.1 Press Release

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                                  PRESS RELEASE
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FROM:        Simon R. C. Wadsworth

SUBJECT:     MID-AMERICA announces property acquisition

DATE:        June 21, 2004
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MEMPHIS, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the acquisition of the Watermark apartment community located in the Dallas/Ft. Worth Metroplex sub-market of Roanoke, TX. The 240-unit property was built in 2002 and consists of one and two bedroom upscale apartment homes with nine-foot ceilings, kitchen gourmet island countertops and built-in computer workstations. The community features a private lake with cascading fountains, resort pool, state-of-the art health and fitness center and detached garages and carports.

Located in the high-growth corridor of the northwest Dallas/Ft. Worth metroplex, Watermark is located within four miles of an announced new 1.6 million square foot open air mall scheduled for construction this fall and enjoys close proximity to many of the region's top employers including Fidelity's new regional headquarters, Daimler/Chrysler's operations center and the Alliance Airport and Business Park center.

The acquisition of Watermark brings Mid-America's total number of properties in the Dallas/Ft. Worth metroplex to eleven properties, or 3,616 apartment units.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 36,952 apartment units throughout the southeast and south-central U.S. and in Texas. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues and expenses at Mid-America's properties, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned disposition, disposition pricing, and planned acquisitions and developments. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause new and add-on apartment units to reach the market later than anticipated, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in many of our markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.